Exhibit 10.2



                             CONTRACT FOR PROJECT

This Contract is entered into effect on this day, March 11,1995, by and bet3ween Goung-Lee Construction Co., td. (hereinafter called "Party A") and Qualyserve Construction CO., Ltd. (hereafter called "Party B"). Both parties agree as follows:

1. Project title: Erection of Structural Stel of Passenger Terminal Project II, CKS International Airport.

2. Work Scope: For details, refer to Price Quotation (suprsonic inspection shall be conducted on steel plate with a thickness at/over 19mm).

3.   Jobsite: Site of the Airport.

4. The contracted total price: NT$ 72,263,400(excluding 5%VAT), as detailed in the price quotation.

5.   Estimation on the accomplished works for payment.

     1) Estimation on the accomplished works shall be conducted on th 25th day of each month (if the day falls on a public holiday, the day shall be advanced for 1 day) to verify the works accomplished over the past 30 days and the ratio to the scheduled progress. Payment shall be released after having retained 10% of the amount. If inspection on the works for estimation purpose cannot be finished by the 25th of the month, no payment shall be made.


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     2)   At th time of the  estimation,  party B  shall  submit  invoice  at an amount same as that for the estimation in conjunction with( ) Request for inspection certifice by party A, ( ) delivery note (or hole boring) and weighing list (or cutting list) certified by the in-charg prsonnel of party A, and ( ) the Daily Status Report.

     3) Party may give to party B a notice for suspension from the work or defer the works commensurate with the progress in the related works and status of rush work, or deduct payment under the estimation of the accomplished works of the month till party B has made remedies by a deadline.

Terms of payment:

     1)   Payment under the estimation of the accomplished works:

          A. No payment shall be made when the accomplished works fail to conform to the requirements for such estimation purpose and party B fails to be make remedies by a deadline.

          B. If the works conform to the requirements for estimation purpose, party A shall mail a cheque maturing in 60 ays in favor of party B to the address shown on the invoice on 10th of each month.

     2) Deduction: Payment under estimation of the accomplished works shall be subject to deduction of man-date ccost, compensation for loss of the tools borrowed from party A and repair cost advanced by party A, for which party A shall give papers in support of deductions.

     3)   The retained amount.

          A.   Fabrication

               A) After the Owner and party A have accepted the entire works (that is the entire oproject awarded by owner to party A), completed the account statement and party B has finished procedure for project warranty, the retained amount shall be released o;n a lump-sum basis in the form of a cheque maturing in 3 months.

               B) Within one year after completion of the entire structures and party B has satisfied the requirements for warranty, the retained amount shall be released on a lump-sum basis in the form of a cheque maturing in one month.

6.       Work duration:

          ( ) refer to the attached work schedule.

          ( )in keeping with progress of party A's works

          ( ) refer to the attached price quotation for this project.

7.       The liquidated damages.

          1) If party B fails to complete the works in conformity with the deadlin under the contract or work schedule of party A, penalty shall be meted out for an amount equivalent to 0.3% of the contracted total price, to be deducted from dye payment, or party B or its gua4rantor shall be liable for compensation if the amount of due payment is insufficient for deduction.

          2) If the recieving inspection calls for excavation or demolition of a part of the works, paty B shall not refuse to cmply with, make repairs or restoration afterwardds without refusal to make repairs or delay under the remedy in the first paragraph of
               Article 493 of Civil Code. In case of discovery of any discrepancies between the works and the requirements under drawings/construction specification, the repairable portion shall be repaired by a deadline; whereas the non-repairable or remediable portion shall be dismantled for rework by a deadline; otherwise, penalty shall be meted out for an amount quivalent to 0.3% of the contracted total price on a daily basis and party A may continue to work on the project on behalf of party B at the cost of party B.

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          3)   Party B shall  be  liable  for  compensation  to  party A for the damage resulting from delay on the part of party B.

8.   Engineering drawings
     Engineering drawings, cosntruction specification and other annexes shall be the integral part of the contract. In case of omissions, descrepancies, or othe necessary technologies as required accordng to general practice of the trade, party B shall comply with the interpretation of party A; whereas party B shall not evade or request for extra compensation or for extension to the work uration. In case of any omission in the engineering drawing, party B shall refer it to party A and work out recommendations on improvement of correction upon discovery; otherwise party B shall not request for extension to work duration.

9.   Change order:

     (1) Party B shall comply with change order issued by party a which would call for increase or decrease in project quantities. In case of nw work items, unit price under the contract shall apply.

     2) In case of change order issued by the Owner calling for decrease in work items and/or increase in new work items and project quantities, party B shall comply with the same without delay; otherwise party B shall be solely responsible for the resultant damages.

10. Termination to the contract

     When necessary, party A may give to party B a notice of termination to the contract for any reasons;whereas party B shall unconditionally agree to the termaination. For the accomplished works, payment shall be made according to the contract unit price after receiving inspecton by party A.

11.  Dissolution to the contract.

     1) If party B is involved in any of the following circumstances, party A may dissolve the contract; whereby party A may hire other contractor to continue working on the project entirely or party, to which party B and its guarantor shall have no objection but shal compensate party A for the resultant damages/losses. if party B fails to compensate party A, provisions under Article 32 shall govern.
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          A.   Party B fails to observe the date to start working on the protect under notice to proceed without  obtaining  permission from party
               A.

          B. Party B. fails to maintain the work schedule or take slow motion without compliance with instructions of party A.

          C. Where certificate of registration for constructor is suspended by the competent authorities.

          D.   Where party B violates pro;visions under the contract.

          E.   Where the  capability  of party B is  insufficient  to the extent
               that  it  cannot  be   expected   to  fulfill   the   contractual
               obligations.

          F. Where party B has assigned this contract to othe rparty without approval of party A, or the Owner points out that qualification of party B fails to meet requirements under the contract between party A and the Owner.

          G. Where items under the contract call for negotiations between party A and party B, and in case no resolution can be reached in negotiations party A may at any time take back entire or part of the project items; whereas party B shall not request for compensation.

          H. Where the responsible person of party B's firm is missing, or under criminal punishment or dead, or the firm of party B becomes bankrupt to the extent that party B cannot be expected to fulfill the contractual obligations.

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          I.   Wher  party B offrs  rebate  or any kind of  gifts to  government
               officials,   representatives,   employees   or  other   concerned
               personnel in connection with payments under this contract.

     2) In case of dissolution to the contract for the causes attributable to the fault of party B, for which party A elects to continu working on the project or hire other contractor for the works resuklting in loss to party A, party A shall deduct such loss from the deferred payment to party B, with remainder, if any, paid to party B. If the amount of ddue payment is insufficient for deduction, party B and its guarantor shall be liable for payment. In case of delay in performing the work on the part of party B at the time of dissolution to the contract, penalty shall be meted out accordingly.

     3) In case of dissolution to the contract for the causes attributable to the fault of party B, default penalty shall be imposed on party B for an amount equivalent to 10% of the contracted total price that shall be deductibe from due payment. If the amount of due payment is insufficient, party B shall be liable for making it up.

12.  Overtime for rush work.
     If party B fails to maintain the work schedule to the extent that party A deems it necessary for party B to work overtime, party A shall do so and absorb the overtime pay. If party B fails to comply with requirement for overtime, party A may take over the works and the costs hall be deducted from payment under the estimation of the accomplished works and the retained amount, if the said amounts are insufficient for deduction, party B and its guarantor shall make it up.

13.  Assign

     1) prior to receiving inspection, the accomplished and the non-accomplished works as well as the materials at Jobsite shall not be resold or transferred to any third parties or use them for hypothecation of collateral.

     2) Except for the non-conforming materials that must be removed from Jobsite soonest, no matrials, scaffolds, supports and machinery at Jobsit may be removed from Jobsite without consent from Engineer of party A.

14.  Subcontracting
     Except otherwise specified below, party B shall not have the project subcontracted; otherwise party B shall be liable for compensating party A for the resultant damages.

     1) Where party A desginates certain structures which call for use of special machinery for erection.

     2) Where part of professional works requiring use of professionalism benefiting party A after having obtained consent form party A.

15.  Project progress
     Prior to work, party B shall consider its own capability and experience before working out work schedule, construction procedures, construction methods, layots, personnel organization chart and plan for use of construction equipment to be approved by party A.. Jobsite manager of party B shall submit daily status report in 3 folds (according to format of party
     A) to the construction supervisor of party A on the following date for his signature; with a copy returned to party B. Part A has a right to adjust projct progress, to which party B shall have no objection.

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16.  Power of construction supervisor of party A.

     1)   Party  A  may  assign   construction   supervisor   to  supervise  the
          construction works.

     2) The construction supervisor shall perform the following misions within the project scope:

          A. To provide recommendations on improvement in the construction works of party B

          B. To exercise corrections and recommendations on negligence in supervision on the part supervisor and workers of party B.

          C. To give guidance and supervision over the design drawings and construction specification

          D.   To conduct inspection on the construction works.

          E. Construction of the project works which cannot be open to the public shall be done only under supervision of Engineer of party A.

          F. In case of inferior materials and poor workmanship of the project which fai to conform to the requi4rements, party B shall dismantle them for rework at no cost to party A.

     3) If party B is involved in such irregularities as bribery or threats to the construction supervisor or the concerned personnel of party A, party A shall take legal actions and bar party B from taking part in the projects of party A for a period of time or permanently.

17.  Construction supervisor of party B.
     Party B shall assign experienced construction supervisor to be stationed at Jobsite on a full time basis who shall be in charge of construction management and work under direction of construction supervisor of party A. If th construction supervisor of party B is incompetent, party A may demand for replacement.

18.  Materials provided by party A.
     Party B shall take good care of materials provided by party A. For the return of unused matrials, deduction in weight of scrap shall be based on 1% of weight of th finished products and return of materials shall be based on CP defined by party A. In case of no CP, the returned material shall be deemed as steel scrap.

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19.  Materials and machinery provided by party B.
     Except for the materials to be provided by party A according to the contract, party B shall at its own cost furnish all the materials and machinery. Materials shall be limited to the brand new ones for which party B shall submit certificates of quality and price issued by the manufacturer. When party Doubts about strength,, components of nature of the materials and would like to have them tested, party B shall submit the materials to the testing organization designated by party A for tests at the cost of party B, and this provision shall also apply to the accomplished works.

20.  Receiving of th materials.
     Party B shall receive materials from the designated place/warehouse according to the agreed upon quantities, and party B shall not request replacement of the received materials, but shall take good care of the same; otherwise, party B shall be solely responsible for the shortage, or damage so caused.

21.  Compensation for damages to third parties.
     Party B shall indemnify and hold aprty A harmless from and against any claims for injuries/deaths or damage to any properties or interests of third parties which are attributable to construction work on the part of party B.

22.  Partial use.

     1) In case party A intends to make advance use the completed portion of th project, party A may use the same after receiving inspection.

     2) Party A may also make use of the unfinished works upon having obtained consent from party B, provided that this shall not interfere in the works of party B.

     3) Party a shall be responsible for taking good care of the completed works being used in advance.

23.  Insurance.
     Party B shall buy and keep group insurance policy for accidents covering the values of the project as well as the materials and machinery at Jobsite, and the assure amount shall not be less than NT$ 1 million per person. Party B shall at its own cost buy labor insurance for its employees for which party B shall submit photocoipy of labor insurance policies for the first receipt of payment.

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24.  Receiving inspection and taking over.

     1) Upon a successful initial receiving inspection on the completed project, party A shll conduct final receiving inspection; while party B shall provide personnel and tolls for the inspection. If the results in the receiving inspection indicate that the works fail to conform to specification, party B shall make remedies to be completed by a deadline; otherwise, party B shall compensate party A for the resultant damages according to Artilce 7 and party A may make use of the unpaid payments to make repairs. If the amount of such payments is insufficient for repairs, party B and its guarantor shall make it up.

     2) Regardless whether th design drawings have specified or not, party B shall guarantee that the works shall conform to the requirements for acceptance by the competent authorities. In case the results in the recieving inspection reflect non-conformance requiring penalty or rework, party B shakll bear the consequences and the costs. If party Bfails to comply with the same, party A may suspend the process of estimation of the accomplished works for payment or retain part of due payment till party B has made satisfactory improvement.

     3) Party B shall make timely remedies as required in the findings in the initail and final receiving inspections; otherwise, it shall be deemed as a delay and penalty shall be meted out according to article 7, to which party B shall have no objection.

25.  Jobsite saftey and sanitation.

     1) party B shall comply with the rules of party A and shall observe the reuirements under Law of Labor Safety & Sanitation.

     2) Party shall observe requirements under Labor Standards Law in hiring works for the project andd be solely responible for handling of the occupational diseases and injuries and shall indemnify and hold party A harmless from and against any claims for diaster damage compensation, which may be deducted from due payments.

     3) Party B shall provide such safety facilities as nets/ropes and assure that the workers shall wear safety helmets, and th relevant costs are included in the unit price under the contract, which is based on NT$100 per each ton of steel frames.

26.  Notices.
     Exchange of documents relevant to the contract between parties shall be persoally handed or via registered mail, which become the contract documents. If the recipient has objection, he shall initiate coordination with the sender in 7 days upon receipt; otherwise it shall be deemed as tacit consent. Drawings, work schedule, minutes of coordinating meeting, documents, target for rush work and penalty clauses issued by party a to party B during construction shal be effect as that of the contract.

27.  Warranty period:
     Party B shall offer 1-year project warranty commencing from the date of a successful receiving inspection. In case of discovery of defects or damage of the works during warranty period which are attributable to poor workmanship of party B, party B shall at its own cost mak repairs and renew the recognizance for the warranty. In case of civil lawsuits or criminal lawsuits of national compensation in connection with this project ater expire of warranty period, party A shall pace claims against party b for compensation.

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28.  Jobsite management.
     Party B shall take all measures to prevent such disasters as fire, floods and othe rincidents at Jobsite and shall prohibit gambling and intrudrs, or other irregularities. Party B shall indemnify and hold party A harmless from and against any claims for compensation of diseased, injuries, violation of laws on the part of its employees as well as injuries to any third parties of damage to properties of any third parties resulting from execution of the works.

29.  Safety facilities.
     In the course of construction, party B shall set up warning flags in red at the prominent locations of the site and lamps shall be on at night or proved fencing system around Jobsite; set up traffic signs, lines and other signs as required by the Owner so as to assure safety. Party B shall take preventive measures against any safety hazards to people, domestic animals and public/private properties around the Jobsite and party B shall be solely responsible for any accidents and the resultant damages.

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30.  Safe-guarding for the works.
     Prior to acceptance by the Owner, party B shall be responsible for safe-keeping of the completed works and materials at Jobsite(including those provided by party A and party B) and shall absorb any damage or loss.

31.  Disaster control.

     1) Within 24 hours upon occurrence of accidents or disasters resulting in injuries/deaths or damages, party B shall report to party A.

     2) Party B sahll be solely responsible for handling of damages or compensation resulting from accidents or disasters

     3) In case of injuries/deaths of employees of party B, party B shall be solely responible for the consequences.

32.  Guarantee.
     Party B shall secure one or more private firms or companies as the guarnators for th project. In case party B fails to fulfill the contractual obligations or incapable of compensation to party A, the guarantors shall waive ordains beneficial available under Article 743 of Civil Code and severally liable for compensation to party A for all losses. If the guarantor losses his qualification, party B shall at request of party A replace the guarantor. Capital of the guarantor shall not be less than 15% of th contracted total price. If the guarantor happens to be a company, the corporate license of the cocmpany shall include a clause for guaranty externally.

33.  Coordination for construction projects.
     In case party A hires other contractors performing other works or installation or temporary facilities, party B shall initiate coordination with the other contractors without failure; otherwise party B shall be solely responsible for compensation (according to decision of party A) for the loss resulting from mistakes, extension to the work duration and accidents.

34.  Clean-up at Jobsite.
     Upon completion of the project, party B shall remove scraps, misc. articles and temporary facilities from Jobsite.

35.  Validity of the contract.
     Validity of this contract shall commence from the date hereof and till expire of warranty period that is after a successful receiving inspection and account settlement.

36.  Lawsuits.
     In case of lawsuits in connection with this contract, both parties agree to accept Kaohsiung District Court as the competent authority for the first instances.

37.  Seal specimen
     Seals of party B shall be identical to seal speciman card as approved by the government, which shall be affixed to the letters of party B. In cas party B losses the seals, it shall put up advertisement announcing the loss of seals which shall be published on two local daily newspapers designated by party A for 3 days. Party B shall submit entire sheet of the newspapers for 3 days and 2 sheets of seal specimen to party A for perusal.

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38.  Revision and addendum.
     These shall be done pursuant to provisions under Article 17 relevant to subcontracting.

39. If party A makes advance payment for alternation to the works or the fees, party B shall be charged for 10% overhead in addition to the reimbursement.

40. In case of relevant matters not specified thereunder, the general practice in the trade shall prevail.

PARTY A:

Goung-lee Construction Co., Ltd.
Responsible person: LU, HSIUNG
Address: #236, Jen-lin Road, Wu Lin Village, Jen-wu Hsiang, Kaohsiung County
Tel: (07)372-6088
Business register certificate No,. 75938113

PARTY B:
Qualyserve Construction Co., Ltd.
Responsible person: C.H. Tsai
Address: 13, Lane 17, Chuwei N Street, Kangshan Township, Kaohsiung County Tel:(07) 621-8245
THE GUARANTOR FOR PARTY B:

Name of the business:
Responsible person:
Address: